Exhibit 10.51
PROMISSORY NOTE
March 9, 2010

$100,000	Hopkinton, Massachusetts
     FOR VALUE RECEIVED, Alseres Pharmaceuticals, Inc.. (the “Maker”), promises to pay to Robert L Gipson, or order, at the offices of Robert L. Gipson, c/o Ingalls & Snyder LLC, 61 Broadway, New York, New York 10006 or at such other place as the holder of this Note may designate, the principal sum of $100,000, together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate of 7% per year until paid in full. All principal and accrued interest shall be due and payable on demand of the Holder.
     Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed. All payments by the Maker under this Note shall be in immediately available funds.
     Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate which is two (2) percentage points above the rate per year specified in the first paragraph of this Note. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment).
     In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Maker, then such excess sum shall be credited by the holder as a payment of principal.
     All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The Maker shall pay and save the holder harmless from all liabilities with respect to or resulting from any delay or omission to make any such deduction or withholding required by law.
     Whenever any amount is paid under this Note, all or part of the amount paid may be applied to principal, premium or interest in such order and manner as shall be determined by the holder in its discretion.
     No reference in this Note to any guaranty or other document shall impair the obligation of the Maker, which is absolute and unconditional, to pay all amounts under this Note strictly in accordance with the terms of this Note.
     The Maker agrees to pay on demand all costs of collection, including reasonable attorneys’ fees, incurred by the holder in enforcing the obligations of the Maker under this Note.
     No delay or omission on the part of the holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker and every endorser or guarantor of this Note regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.
     This Note may be prepaid in whole or in part at any time or from time to time upon five days’ prior written notice with the consent of the holder, with the giving of such consent to be in the sole discretion of the holder. Any such prepayment shall be without penalty or premium.
     None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of the holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.
     All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and this Note is executed as an instrument under seal.
Alseres Pharmaceuticals, Inc.
By: /s/ Kenneth L. Rice Jr.
Title: EVP & CFO